Exhibit 4.4

DESCRIPTION OF CAPITAL STOCK

The following description of Finance of America Companies Inc.’s Class A Common Stock and Class B Common Stock and preferred stock is a summary. This summary is subject to the General Corporation Law of the State of Delaware and the complete text of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed as Exhibits 3.1 and 3.2, respectively, to this Annual Report on Form 10-K. We encourage you to read that law and those documents carefully.

Authorized and Outstanding Capital Stock

Our Charter authorizes the issuance of an aggregate of 6,601,000,000 shares of capital stock, consisting of 6,000,000,000 shares of Class A Common Stock, $0.0001 par value per share, 1,000,000 shares of Class B Common Stock, $0.0001 par value per share, and 600,000,000 shares of undesignated preferred stock, $0.0001 par value per share. Our Board of Directors may establish the rights and preferences of the preferred stock from time to time. As of March 11th, 2022, 60,815,569 shares of our Class A Common Stock and 15 shares of our Class B Common Stock were issued and outstanding and no shares of our Preferred Stock were issued or outstanding.

Common Stock

Our Charter provides for two classes of common stock: Class A Common Stock and Class B Common Stock.

Class A Common Stock

Except as otherwise required by applicable law or as provided in the Charter, the holders of Class A Common Stock are entitled to one vote per share on matters to be voted on by stockholders generally or by holders of Class A Common Stock as a separate class.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of the Company, holders of Class A Common Stock are entitled to receive such dividends and distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor.

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, after payment in full of all amounts required to be paid to creditors and subject to the rights of holders of preferred stock having liquidation preferences, if any, the holders of Class A Common Stock are entitled to receive pro rata the Company’s remaining assets available for distribution.

Class B Common Stock

The shares of Class B Common Stock have no economic rights but entitle each holder, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes equal to the product of the total number of FoA Units held by such person multiplied by the number of shares of Class A Common Stock for which a FoA Unit is entitled to be exchanged at such time (the “Exchange Rate”), on all matters to be voted on by stockholders generally or by holders of Class B Common Stock as a separate class. The Exchange Rate is 1 for 1, and is subject to adjustment. The voting power afforded to holders of FoA Units by their shares of Class B Common Stock automatically and correspondingly is reduced or increased as the number of FoA Units held by such holder of Class B Common Stock decreases or increases. For example, if a holder of Class B Common Stock holds 1,000 FoA Units as of the record date for determining stockholders of the Company that are entitled to vote on a particular matter, such holder will be entitled by virtue of such holder’s Class B Common Stock to 1,000 votes on such matter. If, however, such holder were to hold 500 FoA Units as of the relevant record date, such holder would be entitled by virtue of such holder’s Class B Common Stock to 500 votes on such matter.

Holders of Class B Common Stock vote together as a single class with holders of Class A Common Stock on all matters submitted to a vote of the stockholders generally. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock have no voting power with respect to, and are not be entitled to vote on, any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter or pursuant to the DGCL.

Holders of Class B Common Stock are not be entitled to receive any dividends or distributions on account of such shares.

Holders of Class B Common Stock are not be entitled to receive any of our assets on account of such shares in the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up. Shares of Class B common stock are not convertible into or exchangeable for shares of Class A common stock or any other security.

Preemptive or Other Rights

Our stockholders do have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A or Class B Common Stock.

Election of Directors

All elections of directors are elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Charter does not authorize cumulative voting.

Preferred Stock

Our Charter authorizes the Board to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, and subject to the terms of the Charter, the authorized shares of preferred stock are available for issuance without further action by holders of Class A Common Stock or Class B Common Stock. The Board is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which the Board may, except where otherwise provided in any preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable on shares of such series;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs or other event;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series of our capital stock; and

•	the voting rights, if any, of the holders of the series.

The Board could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Class A Common Stock might believe to be in their best interests or in which the holders of Class A Common Stock might receive a premium over the market price of the shares of Class A Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the rights of the Class A Common Stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A Common Stock.